[Letterhead of Duff & Phelps Utilities Income Inc.]

June 9, 1994

IBJ Schroder Bank & Trust Company
One State Street
New York, New York  10004

Re:  Amendment to Depositary Agreement

Ladies/Gentlemen:

            Reference is hereby made to that certain Depositary Agreement, dated as of April 29, 1993 (the "Depositary Agreement") between Duff & Phelps Utilities Income Inc. (the "Fund") and you, as Depositary; capitalized terms defined therein having the same respective meanings herein.

            The Fund desires to increase the amount of CP Notes that it may have Outstanding under the Depositary Agreement and to modify certain covenants contained therein related to the issuance of such CP Notes.

            Accordingly, the Fund proposes to amend the Depositary Agreement and that this letter evidence our agreement regarding such amendment.

            The Depositary Agreement is hereby amended as follows:

            (a)        Section 1(h)(B) of the Depositary Agreement is amended by deleting the number
                        $100,000,000 therein and substituting therefor the number "$200,000,000";

            (b)        Section 1(h)(C) of the Depositary Agreement is amended by (i) deleting the number "5.00" in clause (1) thereof and substituting therefor the number "4.05", and (ii) deleting the parenthetical in such clause (1) in its entirety;

            (c)        Section 9(a) of the Depositary Agreement is amended by (i) deleting the number
                        "5.00" in clause (i) and clause (x) thereof and substituting therefor in each case the number "4.05", and (ii) by deleting each parenthetical in such clause (i) and clause (x) in its entirety; and

            (d)        The definitions of the terms "RP Basic Maintenance Amount" and "RP Basic
                        Maintenance Report" set for in Exhibit A of the Depositary Agreement are
                        amended in their entirety to read as follows:

                                                "'RP Basic Maintenance Amount' shall have the meaning assigned thereto in the Articles Supplementary.

                                                'RP Basic Maintenance Report' shall have the meaning assigned thereto in the Articles Supplementary."

            The execution and delivery of this agreement shall not be deemed to expressly or impliedly amend, modify or supplement provisions of the Depositary Agreement other than as set forth herein.  The Depositary Agreement, as amended hereby, shall continue in full force and effect.

            This agreement shall become effective upon the Fund's receipt of written confirmation from Moody's and Standard & Poor's that the amendments to the Depositary Agreement described herein will not result in a reduction or withdrawal of their respective ratings of the CP Notes.

            This agreement may be executed by the parties on separate counterparts, each of which shall be deemed to be an original, and all of which shall together constitute but one and the same original.

            This agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of New York without regard to any otherwise applicable principles of conflicts of law.

            Please indicate your agreement regarding the proposed amendment by executing a copy hereof where indicated below and returning such executed copy hereof to the Fund.

                                                                        Very truly yours,

                                                                        DUFF & PHELPS UTILITIES INCOME INC.

                                                                        By: /s/ Richard J. Spletzer

Agreed as of the date
first above written:

IBJ SCHRODER BANK AND TRUST COMPANY,
  as Depositary

By: /s/ Hitoshi Hisano